Exhibit 24.2

CERTIFICATE OF SECRETARY

OF

GAINBRIDGE LIFE INSURANCE COMPANY

I, Stephen M. Coons, the duly elected, qualified and Secretary of Gainbridge Life Insurance Company formerly Clear Spring Life Insurance Company (the “Corporation”), an insurance company duly organized and existing under the laws of the State of Delaware, do hereby certify as follows:

The following is a true and correct resolution duly adopted by the Board of Directors of the Corporation on April 19, 2023. Such resolution has not been revoked, is in full force and effect on the date hereof in the form in which adopted, and no other resolutions have been adopted by the Board of Directors of the Corporation or any committee thereof relating to the transactions referred to in such resolution.

“Annual Authorization of SEC Powers of Attorney

RESOLVED, that for the purposes of facilitating the execution and filing of any registration statements of the company or its separate accounts and any amendments under the Securities Act of 1933 and the Investment Company Act of 1940, the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer of the Company (collectively, the Officers) are each hereby authorized to designate as their attorneys and agents the Chief Legal Officer of the Company, and/or such other attorneys or other agents of the Company as the chief Legal Officer may designate, and each such Officer is further authorized to execute and deliver to the designated individuals a written power of attorney authorizing such individuals to execute, deliver, and file in such Officer’s name, on behalf of the company or its separate accounts, any such registration statement or amendment thereto.”

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of April, 2023.

Stephen M. Coons, Secretary